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                       June 26, 2023

       Diamantis Andriotis
       Chief Executive Officer
       C3is Inc.
       331 Kifissias Avenue
       Erithrea 14561 Athens, Greece

                                                        Re: C3is Inc.
                                                            Draft Registration
Statement on Form F-1
                                                            Submitted June 14,
2023
                                                            CIK No. 0001951067

       Dear Diamantis Andriotis:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Cheryl Brown, Staff Attorney, at (202) 551-3905 or Daniel Morris, Legal
       Branch Chief, at (202) 551-3314 with any questions.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation
       cc:                                              Finnbarr Murphy, Esq.